Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2016 RESULTS

HOUSTON – MAY 5, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the first quarter of 2016.

First Quarter 2016 and recent highlights:

•	Received $19 million payment from VAALCO’s Angola Block 5 partner on March 14, 2016.
•

Realized better-than-forecasted cost reductions with first quarter net production expense per barrel of oil equivalent (BOE) of sales of $16.95 per BOE, down 25% compared with $22.50 per BOE in the first quarter of 2015.

•

Reduced total general and administrative (G&A) expenses to $3.0 million, down 39% from $4.9 million in the first quarter of 2015 and down 10% from the fourth quarter of 2015 due to ongoing proactive cost cutting initiatives.

•	Completed the planned field-wide maintenance turnaround for the Etame field in February, on time and on budget.
•	Purchased $40 Brent crude oil put contracts on one-third of forecasted production for June 2016 through February 2017 which protects VAALCO if prices fall below $40.

For the first quarter of 2016, VAALCO reported a net loss of $8.1 million, or $0.14 loss per diluted share. Included in the reported net loss are other operating expenses totaling $8.9 million, which is an accrual of VAALCO’s net share of the maximum estimated expense associated with the previously announced demobilization and release of the contracted rig in early 2016, the $11.3 million benefit of the bad debt recovery and interest related to the payment from the Company’s Angola partner, as well as a reduction of previously accrued shareholder matters cost.  In the first quarter of 2015, VAALCO reported a net loss of $39.0 million, or $0.67 per diluted share. The first quarter 2016 net loss is primarily the result of further declines in oil revenues, the contracted rig release costs, and $3.0 million of additional income taxes in Angola, partially offset by the $7.6 million recovery of previously written-off past due amounts from Sonangol P&P for partner costs incurred in Angola, and related interest income of $3.2 million. Also, lower sales volume in the first quarter due to the planned maintenance turnaround for the entire Etame field contributed to the revenue decline. The average first quarter 2016 realized price for crude oil was $28.54 per barrel, down 41% from the first quarter of 2015 and down 27% from the fourth quarter of 2015.

Steve Guidry, the Company’s CEO, commented: “With the successful completion of our multi-year development drilling and workover program, we are now keenly focused on operational excellence, cost reductions and ensuring our financial stability. Our operations team accomplished the planned maintenance turnaround for the entire Etame field in February on time and on budget.  Based on the positive results of the turnaround, we will be able to defer our planned September 2016 turnaround to 2017.  We have been very effective in implementing and realizing our operating cost cutting efforts and those savings are reflected in our first quarter results. Our production costs per BOE remained low, despite the lower sales volumes associated with the turnaround, and were about 14% below the midpoint of our guidance. Additionally, we saw some of the incremental benefits from our G&A cost reduction efforts, and we will continue to see more of those benefits throughout the year.”

Guidry continued, “Our liquidity was significantly enhanced by the collection of all amounts due as of December 31, 2015 from our Angola Block 5 partner on March 14, 2016.  We recently took advantage of the crude oil price rally by entering into put contracts through February 2017. This allowed us to set a $40 floor on approximately one-third of our forecasted production. We will continue to look at ways to control costs, bolster our liquidity and enhance our balance sheet.”

Gabon

In the first quarter of 2016, the planned maintenance turnaround for the Etame field was completed over a six-day period in February. Inspections conducted during the turnaround did not indicate a need for additional maintenance and all facilities were deemed to be in good operating condition.  As a result, the Company will defer its planned September 2016 turnaround until 2017.

On January 25, 2016, the Company began demobilizing the contracted rig and no longer intends to drill any wells in 2016 on the Etame Marin block offshore Gabon.  Due to the continued sharp decline in oil prices, additional drilling was determined to be uneconomic at this time.  As a result, 2016 capital expenditures are expected to range from $1 to $4 million.  VAALCO is in discussions with the rig operator regarding the amount due.

During the first quarter of 2016, the three-well workover program was completed on the Avouma platform. The objective was to replace electric submersible pumps (ESPs) to restore production from two wells that were offline due to ESP failure and one that had declining rates due to mechanical degradation of an ESP.  Two of the workovers were successful, but the third was suspended due to mechanical issues. The overall workover program added incremental production of approximately 2,200 barrels of oil per day (BOPD) gross or 540 BOPD net.  In early March another Avouma well experienced ESP failure.  Following the workover program and this recent ESP failure, there are two wells producing from the Avouma platform.  Based on technical analysis, the loss of this well will not have a significant impact on annual production or ultimate recovery. The Company was able to optimize production and as a result, in April, total Company production averaged approximately 4,800 BOE per day net.

Angola

On March 14, 2016, VAALCO’s Angola Block 5 partner, Sonangol P&P, remitted payment of $19 million that settled its obligation as of December 31, 2015 and included $3.2 million of interest. The license for the block expires in November 2017 and there is a remaining three-well drilling commitment.  The Company has classified $15 million in restricted cash as other noncurrent assets related to that drilling commitment and is in discussions with the government to extend the license period.

Equatorial Guinea

VAALCO continues to work with the Ministry of Mines, Industry and Energy and GEPetrol, the current block operator, on a revised joint operating agreement which is expected to name VAALCO as operator.  This project remains under further evaluation due to low commodity prices.

2016 First Quarter Financial Results

Total oil and natural gas sales for the first quarter of 2016 were $11.0 million, compared to $18.2 million for the same period in 2015, and $17.5 million in the fourth quarter of 2015.  First quarter 2016 revenue was negatively impacted by significantly lower oil prices due to decreases in the Dated Brent market price.

During the first quarter of 2016, VAALCO sold approximately 381,000 net BOE at an average price of $28.54 per BOE compared to 372,000 net BOE at an average price of $48.65 per BOE in the first quarter of 2015, and 457,000 net BOE at an average price of $39.18 per BOE in the fourth quarter of 2015.  Sales volumes (liftings) in the first quarter of 2016 were less than production volumes due to lower oil liftings resulting in an increase in oil inventory remaining aboard the FPSO at quarter end.

Operating Costs and Expenses

Total production expense for the first quarter of 2016 was $11.3 million, which includes $4.3 million related to workovers performed during the quarter.  Ongoing production costs, which exclude workovers and other one-time charges, totaled $7.0 million, or $16.95 per BOE of sales, compared to $8.5 million, or $22.50 per BOE, in the first quarter of 2015, and $8.7 million, or $18.78 per BOE, in the fourth quarter of 2015. The reduction in per BOE production expenses from the first quarter of 2015 reflects the field level reductions in fuel costs, support vessels and personnel costs that were instituted during 2015.

Depreciation, depletion and amortization (DD&A) expenses were $2.2 million, or $5.81 per BOE of sales, in the three months ended March 31, 2016 compared to $5.9 million, or $15.62 per BOE in the comparable period in 2015, and $9.5 million, or $20.56 per BOE, in the fourth quarter of 2015.

General and administrative (G&A) expenses for the three months ended March 31, 2016 were $3.0 million, or $7.73 per BOE, as compared to $4.9 million, or $12.83 per BOE, in the three months ended March 31, 2015, and $3.3 million, or $7.18 per BOE, in the fourth quarter of 2015.  The sharp decline in G&A from the first quarter of 2015 was the result of the Company’s cost reduction initiatives which included cutting executive and management cash compensation, reducing corporate staff headcount and lowering contract and third party costs. The full benefit of these reductions will continue to be realized in 2016. General and administrative expense includes $0.9 million, $1.7 million, and $0.8 million of non-cash compensation expense for the quarters ended March 31, 2016, March 31, 2015, and December 31, 2015, respectively.

Interest income for the three months ended March 31, 2016 was primarily due to the $3.2 million of default interest collected from Sonangol P&P in March 2016.

Interest expense for the first quarter of 2016 was $0.5 million, an increase of $0.2 million compared to the same period of 2015. None of the interest incurred on the IFC credit facility was capitalized in the three months ended March 31, 2016, while a considerable portion of the interest expense incurred was capitalized in the same period of 2015.

Income tax expense for the first quarter of 2016 was $4.7 million compared to $3.4 million for the same period in 2015, and $4.2 million in the fourth quarter of 2015.  The increase in tax compared with the prior periods was primarily related to Angolan taxes on the interest income received from VAALCO’s partner in mid-March and an unrealized foreign currency exchange gain. All other taxes in these periods were paid in Gabon. Income taxes paid to the government of Gabon are a function of taxation on the remaining profit oil value after deducting the royalty and the cost oil values.

Capital Investments/Balance Sheet

During the three months ended March 31, 2016, the Company had no capital expenditures on an accrual basis.  The Company’s full year 2016 capital expenditures are now expected to be in the range of $1.0 million to $4.0 million, which is comprised mainly of maintenance capital.

At the end of the first quarter, VAALCO had an unrestricted cash balance of approximately $24.2 million.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets, and $15.8 million in restricted cash (primarily related to VAALCO’s three well drilling commitment in Angola) classified as other noncurrent assets.

Strategic Alternatives Review

VAALCO announced on January 26, 2016 that the Board of Directors had formed a strategic committee to explore a range of strategic alternatives to further enhance shareholder value. The strategic alternatives process is reviewing options for the future of the Company including, but not limited to securing additional investment to support existing projects and growth opportunities, joint ventures, asset sales or farm-outs, the potential sale or merger of the Company, or continuing to pursue the Company’s existing operating plan by enhancing the Company’s liquidity through external sources of funding.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter financial and operating results on Friday, May 6, 2016, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 5627020.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through May 17, 2016 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 5627020.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in

VAALCO's annual report on Form 10-K for the year ended December 31, 2015, quarterly report on Form 10-Q for the quarter ended March 31, 2016, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “oil in place”, which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves. Unbooked resource potential and oil in place do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, processing costs, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contacts Don O. McCormack Chief Financial Officer 713-212-1038	Al Petrie Investor Relations Coordinator 713-543-3422

VAALCO ENERGY, INC AND SUBSIDIARIES

Preliminary Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$24,156	$25,357
Restricted cash	796	1,048
Receivables:
Trade	5,423	5,353
Accounts with partners, net of allowance	23,139	27,856
Other, net of allowance	133	42
Crude oil inventory	920	639
Materials and supplies	174	194
Prepayments and other	3,578	3,253
Total current assets	58,319	63,742
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	412,593	412,593
Undeveloped acreage	10,000	10,000
Equipment and other	10,726	10,948
	433,319	433,541
Accumulated depreciation, depletion and amortization	(402,157)	(400,168)
Net property and equipment	31,162	33,373
Other noncurrent assets:
Restricted cash	15,830	15,830
Value added tax receivable, net of allowance	4,690	4,221
Deferred finance charge	1,552	1,655
Abandonment funding	5,137	5,137
Total assets	$116,690	$123,958
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$43,671	$46,848
Foreign taxes payable	2,967	-
Accrued liabilities and other	19,803	19,868
Total current liabilities	66,441	66,716
Asset retirement obligations	16,418	16,166
Long term debt	15,000	15,000
Total liabilities	97,859	97,882
Commitments and contingencies
VAALCO Energy Inc. shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 66,041,338 and 66,041,338 shares issued, $0.10 par value, 100,000,000 shares authorized	6,604	6,604
Additional paid-in capital	69,977	69,118
Less treasury stock, 7,545,977 and 7,514,169 shares at cost	(37,923)	(37,882)
Retained deficit	(19,827)	(11,764)
Total equity	18,831	26,076
Total liabilities and equity	$116,690	$123,958

VAALCO ENERGY, INC AND SUBSIDIARIES

Preliminary Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
Revenues:
Oil and gas sales	$10,976	$18,239	$17,523
Operating costs and expenses:
Production expense	11,253	9,911	13,459
Exploration expense	1	27,459	8,874
Depreciation, depletion and amortization	2,241	5,935	9,517
General and administrative expense	2,984	4,873	3,323
Impairment of proved properties	-	5,399	52,114
Other operating expense	8,881	-	-
General and administrative related to shareholder matters	(453)	-	2,372
Bad debt expense (recovery) and other	(7,286)	280	(358)
Total operating costs and expenses	17,621	53,857	89,301
Other operating income (loss), net	(3)	340	(3,346)
Operating loss	(6,648)	(35,278)	(75,124)
Other income (expense):
Interest income	3,202	4	-
Interest expense	(489)	(310)	(218)
Other, net	524	(56)	(1,195)
Total other income (expense)	3,237	(362)	(1,413)
Loss before income taxes	(3,411)	(35,640)	(76,537)
Income tax expense	4,652	3,365	4,242
Net loss	$(8,063)	$(39,005)	$(80,779)
		-
Basic net loss per share	$(0.14)	$(0.67)	$(1.38)
Diluted net loss per share	$(0.14)	$(0.67)	$(1.38)

Basic weighted average shares outstanding	58,513	57,981	58,473
Diluted weighted average shares outstanding	58,513	57,981	58,473

VAALCO ENERGY, INC AND SUBSIDIARIES

Preliminary Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,063)	$(39,005)	$(80,779)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	2,241	5,935	9,517
Amortization of debt issuance cost	103	160	(169)
Deferred taxes	-	-	1,349
Unrealized foreign exchange (gain) loss	(398)	-	(2,730)
Dry hole costs and impairment of unproved leasehold	-	27,222	8,804
Stock-based compensation	859	1,654	786
Bad debt expense	343	-	(51)
Other operating loss, net	3	(340)	3,346
Impairment of proved properties	-	5,399	52,114
Change in operating assets and liabilities:
Trade receivables	(70)	318	1,631
Accounts with partners	4,717	(14,568)	(9,926)
Other receivables	(91)	(2,774)	2,658
Crude oil inventory	(281)	213	318
Materials and supplies	20	53	38
Value added tax receivable	(690)	-	(2,286)
Other long term assets	-	-	(1,566)
Prepayments and other	(317)	655	1,817
Accounts payable	(2,754)	6,883	10,316
Accrued liabilities and other	1,231	7,594	6,169
Foreign taxes payable	2,967	-	-
Net cash provided by (used in) operating activities	(180)	(601)	1,356
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash	252	5,387	24
Property and equipment expenditures	(1,291)	(28,070)	(16,713)
Other, net	18	340	-
Net cash used in investing activities	(1,021)	(22,343)	(16,689)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	-	445	(11)
Net cash provided by (used in) financing activities	-	445	(11)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,201)	(22,499)	(15,344)
CASH AND CASH EQUIVALENTS --
BEGINNING OF PERIOD	25,357	69,051	40,701
END OF PERIOD	$24,156	$46,552	$25,357

VAALCO ENERGY, INC AND SUBSIDIARIES

Preliminary Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
NET SALES DATA:
Oil (MBbls)	381	372	457
Natural Gas (MMcf)	32	47	33
Oil equivalents (MBOE)	386	380	463
Average daily sales volumes (BOE/day)	4,242	4,222	5,033
NET PRODUCTION DATA
Oil (MBbls)	405	380	442
Natural Gas (MMcf)	32	47	33
Oil equivalents (MBOE)	411	388	449
Average daily production volumes (BOE/day)	4,516	4,309	4,876
AVERAGE SALES PRICES:
Oil ($/Bbl)	$28.54	$48.65	$39.18
Natural Gas ($/Mcf)	1.57	2.82	1.88
Weighted average price ($/BOE)	28.28	48.01	38.85
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$29.15	$26.09	$29.07
Production expense, excluding workovers*	16.95	26.09	19.99
Depreciation, depletion and amortization	5.81	15.62	20.56
General and administrative expense	7.73	12.83	7.18
Property and equipment expenditures, cash basis	$1,291	28,070	$16,713

*Workover costs excluded from the three months ended March 31, 2016 and December 31, 2015 are $4.3 million and $4.2 million.  Included in production expense for the three months ended March 31, 2015 and December 31, 2015 are $1.4 million and $0.6 million for CSP project suspension costs, or $3.59 per BOE and $1.21 per BOE, respectively.

**General and administrative expenses include $2.23, $4.35 and $1.70 per BOE of non-cash stock-based compensation expense in the three months ended March 31, 2016 and 2015 and December 31, 2015.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense and our other non-cash or unusual items including stock compensation expense

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the

Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

Adjusted Net Loss excludes impairments of proved properties, undeveloped leasehold cost impairment, equipment write-offs, expenses associated with early rig termination, recovery of bad debt, default interest income and our other non-cash or unusual items. Management uses this financial measure as an indicator of the Company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX and Adjusted Net Income.

VAALCO ENERGY, INC AND SUBSIDIARIES

Preliminary Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

Reconciliation of Net income (loss) to Adjusted EBITDAX
	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
Net income (loss)	$(8,063)	$(39,005)	$(80,779)
Add back:
Interest (income) expense, net	(2,713)	306	218
Income tax expense	4,652	3,365	4,242
Depreciation, depletion and amortization	2,241	5,935	9,517
Impairment of proved properties	-	5,399	52,114
Exploration expense	1	27,459	8,874
Non-cash or unusual items:
Stock-based compensation	859	1,654	786
Shareholder matters	(453)	-	2,372
Crude sweetening project cancellation	-	1,357	563
Equipment write-offs	-	-	3,346
Bad debt expense	343	-	(51)

Adjusted EBITDAX	$(3,133)	$6,470	$1,202

Reconciliation of Net income (loss) to Adjusted net income (loss)
	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
Net loss	$(8,063)	$(39,005)	$(80,779)
Adjustments:
Impairment of proved properties	-	5,399	52,114
Undeveloped leasehold cost impairment	-	2,721	8,787
Shareholder matters	(453)	-	2,372
Crude sweetening project cancellation	-	1,357	563
Equipment write-offs	-	-	3,346
Other operating expense - rig release	8,881	-	-
Angola collection - bad debt recovery	(7,628)	-	-
Angola collection - default interest	(3,202)	-	-
Tax on Angola financial gain	2,967	-	-
Adjusted net loss	$(7,498)	$(29,528)	$(13,597)
Adjusted net loss per diluted share	$(0.13)	$(0.51)	$(0.23)